Exhibit 99

Jeffrey Goodman Joins Lionbridge Board of Directors

Seasoned Industry Veteran Brings International Services and Life Sciences

Expertise to Lionbridge Board

WALTHAM, Mass. – February 1, 2005 — Lionbridge (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced the addition of Jeffrey Goodman to its Board of Directors. Throughout his 30-year career, Goodman has served a number of management roles in operations, business development and marketing.

In his current position as President of International for Boston Scientific Corporation (NYSE: BSX), Goodman oversees the organization’s operations and commercial activities across 100 countries outside the U.S., which are expected to exceed $2 billion 2004.

“This is an exciting time to join the Board of Lionbridge,” said Goodman. “As the leader in global outsourcing, Lionbridge is driving new levels of growth with expanded service offerings across diverse end markets. I look forward to helping the company achieve its vision and further its unparalleled commitment to driving value for customers, employees and shareholders.”

Goodman joined Boston Scientific in 1999. In his prior position Goodman led the growth of Boston Scientific’s Inter-Continental Business, while managing 17 operating units across 35 countries. During his tenure, Inter-Continental’s revenues quintupled and profits increased dramatically. Prior to Boston Scientific, Goodman enjoyed a 25-year career at Baxter Healthcare (NYSE: BAX), a $9 billion medical products and services company, where he held a number of management positions in the U.S. and internationally.

“Jeff brings a rich combination of sales and operations expertise to the Lionbridge Board of Directors. We will benefit from Jeff’s experience in growing global, multi-billion dollar organizations,” said Rory Cowan, CEO of Lionbridge. “I look forward to the contributions he will make in the years ahead as we capitalize on the growing opportunities for industry-proven global code and content solutions.”

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and testing services. Lionbridge combines global onshore, near-shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle - from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 19 solution centers in 9 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.